Exhibit 4.26

Notice of Approval for Changes in Repayment Terms

Yoshitsu Co., Ltd.
2-5-9 Koto-bashi, Sumida-ku, Tokyo
June 20, 2024

Japan Finance Corporation
Small and Medium Enterprise Division, Senju Branch
2-5-9 Koto-bashi, Sumida-ku, Tokyo

Subject: Notice of Approval for Changes in Repayment Terms

Based on your submitted “Application for Changes in Repayment Terms,” we hereby inform you that we have agreed to change the repayment terms of the following account, effective according to the attached “Repayment Terms Table.”

Transaction Account for Changes in Repayment Terms

Loan Date:
June 22, 2018

Loan Amount:
200,000,000 yen
Loan Purpose:
Equipment
Loan Type:
Corporate Loan
Repayment Due Date:
December 31, 2024

Repayment Terms
Installment Period: 1 Month
Repayment Frequency: 1

Repayment Details

●	Repayment Date

●	Principal

●	Interest

●	Total

●	Interest Rate

●	Designated Bank Account (Sumitomo Mitsui Banking Corporation, Kameido Branch)

Repayment Schedule (Loan Account No. 225110)

To:
YOSHITSU Co., Ltd.

Loan Date	(Amendment Date)	Loan Amount (JPY)	Use of Funds	Type of Claim	Repayment Deadline
June 22 2018	June 20, 2024	200,000,000	Equipment	Facility-related Loan	December 31, 2024 (Reiwa 6)

Repayment Schedule Details (Excerpt)

Loan Purpose: Operating Funds
Loan Amount: ¥200,000,000
Designated Account for Transfer: Sumitomo Mitsui Banking Corporation (SMBC), Kameido Branch
Account Number: 33083
Interest Rate: 3.20% per annum

Repayment Details Table

Scheduled Payment Date	Principal	Interest	Total payment	Balance Remaining	Days	Interest Rate
June 19, 2024	-	¥314,293	¥314,293
June 30, 2024		¥33,083			2	3.20%
		¥148,875	¥181,958	¥188,679,200	9	3.20%
July 31, 2024	-	¥512,793	¥512,793	¥188,679,200	31	3.20%
August 31, 2024		¥512,793	¥512,793	¥188,679,200	31	3.20%
September 30, 2024		¥496,252	¥496,252	¥188,679,200	30	3.20%
October 31, 2024	-	¥512,793	¥512,793	¥188,679,200	31	3.20%
November 30, 2024		¥496,252	¥496,252	¥188,679,200	30	3.20%
December 31, 2024	¥188,679,200	¥512,793	¥189,191,993	-	31	3.20%

Important Notes

1.	If “Separate Notice” is mentioned in the first row of the table, Japan Finance Corporation will separately send a payment calculation sheet. Please make payments according to the instructions in that sheet.

2.	After the full disbursement of the loan amount, please ensure the repayment of the principal and interest as per the terms by the due date. If payments are delayed for any reason, penalty interest at a rate of 8.9% per year will be applied to the outstanding principal, and you will be required to pay the additional amount accordingly. However, if the due date falls on a holiday, payments made on the next business day will not incur any penalty.

3.	Example of Calculation:
Repayment Date: 10th
Payment Date: 25th
Repayment Amount: 500,000 yen
Interest: 27,125 yen
Total: 527,125 yen
Penalty Interest Calculation: 500,000 yen × 8.9% × 5 days = 1,828 yen
Total Payment: 527,125 yen + 1,828 yen = 528,953 yen

4.	If there was any discrepancy in previous payments, it will not match the amounts shown in the table. You will be contacted accordingly.

5.	The calculations in the table have been carefully reviewed. If you have any doubts, please contact us.

6.	Please keep this Repayment Terms Table in a safe place. If it is lost or damaged, please notify us immediately.